EXHIBIT 11.1

We consent to the use, in this Form 1-K Annual Report to the Offering Statement of Med-X, Inc., a Nevada corporation, of our report dated April 22, 2019 on our audits of the consolidated or combined balance sheets of Med-X, Inc., and subsidiary a Nevada corporation as of December 31, 2018 and 2017 and the related consolidated or combined statements of operations, stockholders’ equity and cash flows for the period December 31, 2018 and 2017; and the reference to us under the caption “Financial Statements.”

/S/ MJF & Associates, APC

Certified Public Accountants

April 26, 2019

Los Angeles, California

515 S. Flower Street, Suite 3600, Los Angeles, CA 90071 Telephone: (213) 626-2701 Fax: (866) 510-6726

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